As filed with the Securities and Exchange Commission on September 21, 1995
                                                        S.E.C. File No. _______

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                 -----------------------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                 -----------------------------------------------

                          APPLIED RESEARCH CORPORATION
               (EXACT NAME OF ISSUER AS SPECIFIED IN ITS CHARTER)

                    COLORADO                             86-0585693
          (STATE OR OTHER JURISDICTION OF              (I.R.S. EMPLOYER
          INCORPORATION OR ORGANIZATION)               IDENTIFICATION NO.)

                        8201 CORPORATE DRIVE, SUITE 1120
                            LANDOVER, MARYLAND 20785
          (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

                 -----------------------------------------------

                  WILLIAM C. HAYDE 1995 CONSULTATION AGREEMENT
                                       AND
               MARKET VISIBILITY, INC. 1995 CONSULTATION AGREEMENT
                            (FULL TITLE OF THE PLANS)

                 -----------------------------------------------

                                Dr. S.P.S. Anand
                        8201 Corporate Drive, Suite 1120
                            Landover, Maryland  20785
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                 (301) 459-8442
          (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                 -----------------------------------------------

                                    Copy To:
                              Nathan L. Stone, Esq.
                                  Neuman & Cobb
                               Temple-Bowron House
                                1507 Pine Street
                            Boulder, Colorado  80302
                                 (303) 449-2100

                 -----------------------------------------------

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

                           CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------
Title of                          Proposed Maximum     Proposed Maximum
Securities to be    Amount to be   Offering Price           Aggregate           Amount of
Registered           Registered     Per Share (1)       Offering Price(1)    Registration Fee
----------------------------------------------------------------------------------------------

Common Stock
$.0005 par value    800,000 shares      $.25                $200,000            $ 100.00
----------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the Registration Fee pursuant to Rule 457 under the Securities Act of 1933.

                              APPLIED RESEARCH CORPORATION
         CROSS REFERENCE SHEET REQUIRED BY ITEM 501(b) OF REGULATION S-K

          Form S-8 Item Number
               and Caption                        Caption in Prospectus
               -----------                        ---------------------

1.   Forepart of Registration Statement           Facing Page of Registration Statement
     and Outside Front Cover Page of              and Cover Page of Prospectus
     Prospectus

2.   Inside Front and Outside Back Cover          Inside Cover Page of Prospectus and
     Pages of Prospectus                          Outside Cover Page of Prospectus

3.   Summary Information, Risk Factors and        Risk Factors
     Ratio of Earnings to Fixed Charges

4.   Use of Proceeds                              Use of Proceeds

5.   Determination of Offering Price              Not Applicable

6.   Dilution                                     Not Applicable

7.   Plan of Distribution                         Plan of Distribution

8.   Selling Securityholders                      Selling Securityholders

9.   Description of Securities to be Registered   Description of Securities;
                                                  William C. Hayde 1995 Consultation
                                                  Agreement; Market Visibility,
                                                  Inc. 1995 Consultation Agreement;
                                                  Selling Securityholders

10.  Interests of Named Experts and Counsel       Interests of Named Experts and Counsel

11.  Material Changes                             Not Applicable

12.  Incorporation of Certain Information         Incorporation of Certain Documents
     by Reference                                 by Reference

13.  Disclosure of Commission Position            Indemnification
     on Indemnification for Securities
     Act Liabilities

PROSPECTUS                APPLIED RESEARCH CORPORATION
                         800,000 SHARES OF COMMON STOCK
                               ($.0005 PAR VALUE)

     This Prospectus is part of a Registration Statement which registers an aggregate of 400,000 shares of Common Stock, $.0005 par value ("Common Stock") of Applied Research Corporation (the "Company") which may be sold, as set forth herein, by William C. Hayde ("Hayde"), a consultant to the Company (the "Hayde Shares"). The Hayde Shares were issued under the William C. Hayde 1995 Consultation Agreement (the "Hayde Agreement"). This Prospectus also registers an aggregate of an additional 400,000 shares of Common Stock of the Company which may be sold, as set forth herein, by Market Visibility Inc. ("MVI"), a consultant to the Company (the "MVI Shares"). The MVI Shares were issued under the Market Visibility, Inc. 1995 Consultation Agreement (the "MVI Agreement"); the Hayde Agreement and MVI Agreement may sometimes hereinafter be referred to as the "Agreements"; (Hayde and MVI may sometimes hereinafter be referred to collectively as the "Consultants" or "Selling Securityholders"). The Company has been advised by the Consultants that they may sell all or a portion of their shares of Common Stock from time to time in the over-the-counter market at prices obtainable at the time of sale, or in privately negotiated transactions at prices determined by negotiation. The Consultants may effect such transactions by selling the shares to or through securities broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions or commissions from the Consultants and/or the purchasers of the shares for whom such broker/dealers may act as agent or to whom they sell as principals, or both (which compensation as to a particular broker/dealer may be in excess of customary commissions). The Consultants, and the brokers and dealers through whom sales of the shares are made, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profits realized by them on the sale of the shares may be considered to be underwriting compensation.

     The Company will not receive any of the proceeds from the sale of shares by the Consultants. Additionally, pursuant to an agreement between the Company and the Consultants, the cost of registering the shares offered hereby, estimated to be $5,000, is being paid by the Company. The Consultants will, however, pay the other costs related to the sale of their shares, including discounts, commissions and transfer fees. (See "SELLING SECURITYHOLDERS.")

     The Company's Common Stock is traded in the over-the-counter market and quoted on the Electronic Bulletin Board System. Prior to this Offering, however, the public market for the Company's Common Stock has been highly illiquid, and there can be no assurance that a more viable public market will develop in the future. On September 6, 1995, the bid and ask prices of the Company's Common Stock, as quoted on the Electronic Bulletin Board System, were $.375 and $.5625, respectively.

     There can be no assurance that a market for the Common Stock will continue in the future. The Company has no arrangements with broker-dealers concerning the maintenance of the trading market for the Common Stock.

     No person has been authorized by the Company to give any information or to make any representation other than as contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any distribution of the shares of Common Stock shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                          ----------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED ON THE

ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE

                          ----------------------------

     This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

                          ----------------------------

The date of this Prospectus is ___________ ___, 1995.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

     The Company has filed with the Commission a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to an aggregate of 800,000 shares of the Company's Common Stock, to be re-sold by certain consultants to the Company, which shares were issued by the Company pursuant to written consulting agreements. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the shares of the Common Stock offered by this Prospectus, reference is made to the Registration Statement, including the exhibits thereto. Statements in this Prospectus as to any document are not necessarily complete, and where any such document is an exhibit to the Registration Statement or is incorporated by reference herein, each such statement is qualified in all respects by the provisions of such exhibit or other document, to which reference is hereby made, for a full statement of the provisions thereof. A copy of the Registration Statement, with exhibits, may be obtained from the Commission's office in Washington, D.C. (at the above address) upon payment of the fees prescribed by the rules and regulations of the Commission, or examined there without charge.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Securities and Exchange Commission pursuant to the Exchange Act are incorporated herein by reference and made a part hereof:

     (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended May 31, 1995;

     (b) All other reports filed pursuant to Section 13 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant's document referred to in (a) above; and

     (c) The Registrant's Registration Statement on Form S-18, as amended, SEC File No. 33-11943-LA, as filed with the Securities and Exchange Commission on June 21, 1989.

     All reports and documents filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of the Prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Dr. S.P.S. Anand, President, Applied Research Corporation, 8201 Corporate Drive, Suite 1120, Landover, Maryland, 20785 (301) 459-8442.

                                  RISK FACTORS

     These securities involve a high degree of risk, and no one should invest in these securities who cannot afford a complete loss of his or her investment. Several risk factors regarding these securities are set forth below. However, the investor is cautioned that this list is not necessarily complete and that the investor should consult with his or her professional advisers prior to investing in these securities.

RISK FACTORS RELATED TO THE BUSINESS OF THE COMPANY

     1. INCREASED OPERATING COSTS AND EXPENSES. Although the Company, for the year ended May 31, 1995, generated revenues of $9,590,113, an increase of $30,080 over revenues generated during the same twelve (12) month period in 1994, the Company's operating costs and expenses during this period also increased significantly, growing from $9,501,257 at May 31, 1994, to $9,916,588 at May 31, 1995, an increase of $415,331. As a result, the Company's operating income decreased from $58,776 for the twelve (12) months ended May 31, 1994, to a loss of $(326,475) at May 31, 1995, and its net loss grew from $(220,534) to $(869,979), during this same period, an increase of $649,445 or nearly 295%. There can be no assurance that operating costs and expenses will not continue to out-pace revenues, or that the Company will not continue to experience operating losses.

     2. LACK OF LIQUIDITY AND CAPITAL RESOURCES. As of May 31, 1995, the Company's fiscal year-end, the Company had a working capital deficit of $(1,781,905), on total current assets of $1,872,409 and total current liabilities of $3,654,314. This figure represents an eighty-three percent (83%) increase over the Company's working capital deficit of $(974,265) at May 31, 1994. Although the Company is taking steps to reduce its working capital deficit, there can be no assurance that the Company will be successful or that the Company's working capital deficit will not continue to increase. The Company's continued lack of working capital presents a significant impediment to the Company's ability to implement its strategic plan or further develop and exploit any opportunities which may present themselves to the Company or its subsidiaries. The Company's net capital deficiency and working capital deficiency, as well as certain delinquent obligations more fully detailed below, also raise substantial doubt about the Company's ability to continue as a going concern.

     3. FAILURE TO PAY WITHHOLDING TAXES. As of May 31, 1995, the Company had not timely filed and remitted Federal Payroll Tax Withholdings totalling approximately $420,300, relating to the fourth calendar quarter of 1994 and the second calendar quarter of 1995. As a result, the Company has incurred penalties and interest on those delinquent amounts totaling approximately $176,500 through May 31, 1995. Through June 30, 1995, the Company's unremitted payroll tax withholding obligation increased to $607,800.

          The Company is currently attempting to negotiate a settlement with the IRS that would allow the Company a reasonable period of time to remit the delinquent Federal payroll tax withholding payments, and possibly result in a waiver or reduction in the penalties and/or interest that has and continues to accrue on the unpaid balance. However, as of the date of this Prospectus, no agreement has been reached and there can be no assurance that the Company and the IRS will be able to agree on settlement terms. In the event the Company and IRS fail to reach an agreement and the Company is unable to bring its Withholding Tax obligation current, the IRS would be in a position to force a cessation of operations if it so elected, and all or a portion of the Company's assets would be subject to seizure and possible sale by the IRS.

     4. FAILURE TO MAKE 401(K) CONTRIBUTIONS. As of May 31, 1995, the Company had failed to remit $511,875 in contributions to the Company's 401(k) retirement plan (the "Plan"), including employee withheld contributions of approximately $358,317 and employer contributions of nearly $153,558, accumulated during the period from 1992 through December 31, 1994. The Company has agreed to pay employees interest at the rate of fifteen percent (15%) per annum on their unpaid contributions and at the prevailing statutory rates (approximately 5%) on unpaid employer contributions. Through May 31, 1995, $51,700 of interest has been accrued towards the employee contributions and $2,300 has been accrued towards the employer contributions.

          During 1995 the Company reached an agreement with the Lender to remit the 1995 employee contributions directly to the Plan as they become due. Under this agreement, the Lender deducts the current amounts due to the Plan from the Company's borrowings against its billed receivables. As a result, since February 1, 1995, the Company, through its Lender, has remitted all required 1995 employee contributions as they have become due.

          Additionally, during July, 1995, the Company executed contract modifications on its two largest contracts with NASA. The contract modifications require the Company to remit an increasing portion of its fees earned on these two contracts directly to the Plan in order to reduce the past due amounts owed. The portion of the fees applied to the Plan was 25% for the fees earned from January 1, 1995, and increases to 75% during calendar year 1995. Starting January 1, 1996, the percentage increases to 100%. The contract modifications will remain in effect until all past due amounts owed the Plan have been repaid. Although the fees generated by these contracts will ultimately liquidate the past due amounts owed to the Plan, these modifications will reduce the cash flow available to meet the Company's remaining obligations. Based on current levels of work being performed on these two contracts, which together generate approximately $150,000 in fees per year, and absent additional payments from other sources, it will take nearly 3.5 years to cure all delinquencies owed to the Plan.

          Given the Company's current operating losses and lack of working capital, there can be no assurance that the Company will be able to remit the delinquent contributions within a reasonable period of time, or that the Company will be able to make interest payments to its employees as agreed. If the Company is unable to remit delinquent contributions or make interest payments to its employees as agreed, there can be no assurance that the Company will be able to attract and/or retain the high quality employees necessary to carry out the Company's operations. Additionally, failure to remit delinquent contributions may subject the Company to legal proceedings seeking to collect the unpaid contributions, together with interest thereon, liquidated damages and attorneys' fees. Any legal action would have a material adverse impact on the Company's ability to continue as a going concern.

     5. DEPENDENCE UPON GOVERNMENT CONTRACTS AND CONTRACTORS. The Company depends upon its ability to establish and maintain contracts with entities that require the types of specialized services and expertise provided by the Company. To date, the Company's customers have predominantly been agencies of the United States Government or contractors that perform services for the United States Government. Specifically, during fiscal 1995, NASA accounted for approximately thirty-two percent (32%) of the Company's total revenues. NASA had twenty-one
(21) contracts with the Company of which one contract provided eighteen percent (18%) and a second provided fourteen percent (14%) of total revenue. Additionally, contracts with Hughes Information Technology Corp. accounted for thirty-eight percent (38%) of the Company's revenue, and contracts with the Naval Research Laboratory (NRL) accounted for seven percent (7%) of the Company's revenue. The Company also maintains one (1) contract with General Sciences Corporation which contributed approximately six percent (6%) of the Company's revenue during fiscal 1995. Because a significant portion of the Company's revenues are dependent upon these Government contracts and relationships with Government contractors, the loss of any of these contracts will have a material adverse effect upon the Company's financial condition. The Company's Government contracts contain standard clauses permitting termination of contracts and subcontracts at the election of the Government. Accordingly, there can be no assurance that any of the Company's present customers will continue to utilize the Company's products, services or expertise. Additionally, the Government often assesses the ability of a contractor to perform the contract as a basis for awards or additional funding. As a result, certain of the Government contractors currently doing business with the Company have expressed concern about the Company's financial condition and the Company's failure to timely pay its Federal withholding and 401(k) obligations. Absent an improvement in the Company's financial condition, the Company may lose one or more existing and future Government contracts to the substantial detriment of the Company.

     6. REIMBURSEMENT OF COSTS CONTINGENT UPON OUTCOME OF GOVERNMENT AUDITS. The majority of the Company's revenues are generated from contracts with departments or agencies of the U.S. Government and are subject to audit by government auditors. A significant portion of the Company's contract costs, including direct and indirect costs, are subject to audit by the Defense Contract Audit Agency (DCAA), and ultimate reimbursement of costs is contingent upon the outcome of such audits. Audit adjustments could negatively impact the Company's financial condition. The DCAA has completed audits for the years 1990 through 1993, and any adjustments resulting from those audits are reflected in the consolidated financial statements of the Company. During the fiscal year ended May 31, 1995, the Company reported a $60,000 reduction to previously recorded revenues resulting from an audit by the Government of its incurred costs for the Fiscal Years 1990 through 1993 incurred costs. There can be no assurance that future audits will not result in additional reductions to previously recorded revenues.

     7.   SOFTWARE SUBSIDIARY.  ARSoftware, Inc. ("ARS") was organized on
April 1, 1992, to engage in the business of marketing and distributing proprietary software. The Company markets and/or distributes software developed by other manufacturers; however, the Company ultimately intends to market and distribute software which is developed solely by the Company. ARS has generated net operating losses since inception which have negatively impacted the parent corporation and impaired its working capital. Specifically, for the twelve (12) months ended May 31, 1995 and May 31, 1994, ARS reported operating losses from continuing operations, before other expenses, income taxes and extraordinary items, of $(404,720) and $(422,566), respectively. While the Company is taking steps to increase revenues and/or reduce operating costs and expenses, there can be no assurance that the operations of ARS can be rendered profitable or, if rendered profitable, how long it will take to reach this milestone. In addition, there can be no assurance that ARS will be successful in developing its own proprietary computer software or, if so developed, that the software will be commercially successful.

     8. ARINTERNET SUBSIDIARY. ARInternet, Inc. ("ARI") was organized in November, 1994, to capitalize on the market for those Internet users interested in accessing information of a scientific nature. Although the Company has begun to provide services to on-line subscribers, ARI is still principally in the development stage and, as a result, generated a net operating loss of $(207,957) during the nine (9) months ended May 31, 1995, which has and will continue to negatively impact the Company and impair its working capital. While the Company believes, given the rapid growth of the Internet, both domestically and internationally, that ARI's long-range potential for profitability is very promising, it is probable that ARI will continue to generate net operating losses into fiscal 1996, and perhaps longer. Given the Company's lack of working capital, there can be no assurance that the Company will be able to sustain continued losses for a sufficient period of time to allow ARI to attain profitability. There can be no assurance that ARI will ever be successful or that its operations will ever be rendered profitable.

     9. COMPETITION. The Company, with and through its subsidiaries, faces competition from numerous organizations nation-wide which possess similar expertise and provide comparable products and services as those furnished by the Company. Although the Company does not consider any one firm or company to hold a dominant position in the industry, some of these firms are larger and better capitalized than the Company. Accordingly, the Company may suffer a competitive disadvantage due to its limited resources.

     10. BACKLOG. The Company's total backlog as of May 31, 1995, was approximately $33.1 million, $3.3 million of which was funded, with the balance of $29.8 million remaining unfunded. While the Company anticipates that each of the contracts will receive the necessary funding, given the Government's stated desire to reduce spending and lower the "budget deficit", future funding cannot be assured.

     11. DEPENDENCE ON MANAGEMENT AND KEY EMPLOYEES. The Company's success is dependent upon the services of two (2) of its key officers and directors, namely, Dr. Anand and Dr. Endal. The loss of either or both of these individuals, and particularly Dr. Anand, would have a material adverse effect on the Company's business. The Company does maintain key-man life insurance on the lives of all these individuals, and each individual has executed an employment agreement with the Company. There can, however, be no assurance that either or both of the foregoing will remain with the Company, or, in the event of the untimely departure of one or both of said individuals, that a suitable replacement, with comparable expertise and experience, can be located.

          On March 10, 1995, Dr. Richard Harms, a senior Vice President with the Company, announced his resignation, effective April 8, 1995. Following his resignation, Dr. Harms took one of ARM's contracts with him (the "FOS Contract"), which contract names Dr. Harms as the principal investigator (scientist). The FOS Contract accounted for approximately $480,000 in revenues and approximately $35,000 in operating profit during the fiscal year ended
May 31, 1995. Since this is the only instrumentation contract that the Company has, Management has decided not to replace Dr. Harms at this time. The Company is currently pursuing opportunities which could replace this contract and increase the business base for the Company. However, there can be no assurance that the Company will be able to procure a contract or contracts to replace the revenue and income related to the FOS Contract.

     12. SIGNIFICANT COMPENSATION OBLIGATIONS. During the fiscal year ended May 31, 1995, the Company paid its three (3) most highly compensated executives a total of $444,795 in cash compensation, which amount included the taxable portion of keyman life insurance premiums paid by the Company. The Company also accrued an additional $6,863 on behalf of those individuals to a Company sponsored retirement plan. Given the Company's continued operating losses and its current lack of working capital, there can be no assurance that the Company will be able to continue to pay its executives salaries in the range referred to above, or, that if the Company is unable to pay such salaries, that the individual executives will be willing to remain in the Company's employ.

     13. ADDITIONAL CAPITAL REQUIREMENTS. Given the Company's working capital deficit, its significant operating expenses and its Federal withholding and retirement plan contribution deficiencies, the Company will require additional capital in the future to finance its business activities and to pay its delinquent liabilities. Such additional needed capital may be obtained through borrowings or by additional equity financing. Future equity financing may occur through the sale of either unregistered Common Stock in exempt offerings, or through the public offering of registered stock. In any case, such additional equity financing may result in dilution to investors in this offering.

          The Company has entered into an agreement with Stanhope Capital, Inc. ("Stanhope") pursuant to which Stanhope has agreed to assist the Company, on a best efforts basis, in raising between $1 million and $5 million (the "Agreement"). Pursuant to the terms of the Agreement, the Company is required to pay Stanhope a success fee in the form of warrants or options to purchase Common Stock in the Company equal to between 5% and 10% of the amount raised, which warrants and/or options will be exercisable at approximately the same price that shares would be sold in any offering of such securities. Notwithstanding the foregoing, there can be no assurance that additional capital or funding can be arranged or, if obtained, that it will not be upon terms unfavorable to investors in this Offering. Additionally, depending on the amount of capital raised, the costs and fees paid to Stanhope may substantially exceed those customarily charged by other underwriters and/or investment banking firms.

     14. FINANCING ARRANGEMENTS. The Company's primary source of financing is a $1.5 million line of credit with a local factoring organization ("Lender"), allowing the Company to borrow against billed receivables on certain assigned contracts. The cost of financing the Company's receivables is prime plus five percent (5%) per annum on borrowings on all billed receivables and eighteen and a quarter percent (18.25%) per annum on borrowings on unbilled receivables. In addition, the Company is charged an annual administration fee of $25,000 and a service fee of one-half of one percent (.5%) on the highest outstanding loan balance during the proceeding month. Based on the foregoing, the Company pays an effective interest rate of approximately twenty-three percent (23%). Financing of the Company's billed and unbilled receivables at these high rates of interest has resulted in the Company reporting a net loss.

          The Company is currently in default of its loan agreement with the Lender pursuant to a provision requiring the Company to remit all Federal payroll withholding taxes as they become due. As a result, on May 10, 1995, the Company signed a modification to its original loan agreement whereby the Company agreed to allow the Company's payroll processing company (which is related to the Lender) to withhold from borrowings on its billed receivables and to remit on the Company's behalf, all payroll taxes and other related payroll deductions. As of the date of this Prospectus, the Company's payroll processing company has not yet begun to withhold from borrowings the Company's payroll taxes and/or other related payroll deductions; however, the Company is in the process of taking the necessary actions in order to comply with the loan agreement as modified. Notwithstanding the foregoing, there can be no assurance that the Company will be able to retire its delinquent withholding obligations within a reasonable period of time or that such efforts will stay enforcement actions by the IRS.

     15. GOVERNMENT REGULATIONS. In the conduct of its business, the Company must comply with various state, local and federal laws and regulations, including various labor, employment and/or environmental laws and regulations, as well as the laws and regulations applicable to proprietary materials and products, including the laws of copyright and trademark. The Company believes that it is in compliance with all applicable laws, and does not anticipate that any existing laws will have a material adverse impact upon the proposed business and operations of the Company. However, governmental intervention or introduction of additional regulations aimed at the products and/or services provided by the Company would necessarily increase costs to the Company and, therefore, would likely impact negatively on the Company's operations.

     16. GOVERNMENT SPENDING. Many of the risks to which the Company is subject are tied to Government spending and the economic and political factors influencing Government allocations, and particularly those affecting the United States Space Program and NASA. This is because, as indicated above, the Company's customers are primarily agencies of the United States Government or contractors that perform services for the United States Government, and, as such, look to the United States

Government for funding. Given the current emphasis placed on the budget deficit, and the Government's expressed commitment to reduce spending, as well as the current climate of uncertainty regarding future funding of NASA and the United States Space Program, it is possible that a decline in funding for the types of products and/or services offered by the Company may be forthcoming. Such a decline would have a material adverse impact on the Company's financial position and results of operations.

     17. COPYRIGHT AND TRADEMARK PROTECTION. The Company, through its subsidiaries, owns or is developing proprietary software and printed materials that are protectable under U.S. copyright laws, provided the Company utilizes appropriate copyright notices and otherwise exercises reasonable care to avail itself of this copyright protection. In addition, the Company may be entitled to trademark protection of its proprietary trademarks and service marks used in connection with its business operations. There can, however, be no assurance that trademark protection can be successfully defended against prior users. Although the Company has and will take meticulous precautions to prevent the unauthorized duplication of its intellectual property, there can be no assurance that it will maintain effective protection against unauthorized duplication. In addition, even if unauthorized duplication were to occur, there can be no assurance that the Company would have sufficient resources with which to enforce its proprietary interests.

     18. GOING CONCERN ISSUE. The report of Friedman & Fuller, P.C., the Company's Accountants, covering the Company's 1995 consolidated financial statements, contains an explanatory paragraph that states that the Company's net capital deficiency and working capital deficiency, as well as certain delinquent obligations, raise substantial doubt about the Company's ability to continue as a going concern. While the Company is taking steps to improve its liquidity, there can be no assurance that such steps will be successful or that the Company will continue as a going concern.


RISK FACTORS RELATED TO THIS OFFERING

     1. LIMITED PUBLIC TRADING MARKET FOR THE COMPANY'S COMMON STOCK. The Company's Common Stock was, until recently, traded on the Philadelphia Stock Exchange, under the symbol "ARL.X". However, effective February 7, 1995, the Company's Common Stock was delisted from the Philadelphia Stock Exchange for failure to meet the Exchange's maintenance requirements. As a result, the Company's Common Stock is now traded on the OTC Electronic Bulletin Board under the symbol "APLS". Consequently, the public market for the Common Stock being offered hereby is highly illiquid, and there can be no assurance that such a market will continue or that a more viable public market will develop in the future. There can be no assurance that purchasers will be able to resell their securities, or that a purchaser will be able to liquidate his investment without considerable delay, if at all. If a market does continue, the price may be highly volatile. Moreover, due to the low price of the Company's securities, many brokerage firms may not effect transactions in the Company's Common Stock. Rules enacted by the Securities and Exchange Commission increase the likelihood that many brokerage firms will not participate in the market for the Company's Common Stock.

     2. THE SECURITIES ENFORCEMENT AND PENNY STOCK REFORM ACT OF 1990. The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure, relating to the market for penny stocks, in connection with trades in any stock defined as a penny stock. The Commission recently adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years,
(ii) net
tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

          If the Company fails to meet one of the exceptions set forth above, trading in the Company's securities would be covered by Rules 15-g-1 through 15-g-6 promulgated under the Exchange Act for non-NASDAQ and non-exchange listed securities. Under such rules, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to this transaction. Securities are exempt from these rules if the market price of the Common Stock is at least $5.00 per share.

          In the event the Company's Common Stock is characterized as a penny stock, the market liquidity for the Company's securities could be severely affected. In such an event, the regulations on penny stocks could limit the ability of broker-dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities to sell their securities in the secondary market.

     3. DIVIDEND. No dividend has been paid on the Company's Common Stock since inception, nor, by reason of its present financial status and its contemplated financial requirements, does the Company contemplate or anticipate paying any dividends upon its Common Stock in the foreseeable future. (See "DESCRIPTION OF SECURITIES").

     4. SHARES ELIGIBLE FOR FUTURE SALE. As of September 6, 1995, 6,744,416 shares of the Company's $.0005 par value Common Stock, were issued and outstanding, 5,451,051 of which are "restricted securities" and under certain circumstances may, in the future, be sold in compliance with Rule 144 adopted under the Securities Act of 1933, as amended. Actual sales or the prospect of future sales of shares of Common Stock under Rule 144 may have a depressive effect upon the price of the Common Stock and the market therefor.

     5. MARKET OVERHANG FROM WARRANTS, OPTIONS AND/OR CONVERTIBLE PROMISSORY NOTE. The Company currently has outstanding Common Stock Purchase Warrants exercisable to purchase 184,000 shares of Common Stock at an exercise price of $.75 per share and options exercisable to purchase an additional 60,000 shares of Common Stock reserved for issuance under the Company's Stock Incentive Plan. Additionally, during January, 1994, the Company, in exchange for $25,000 in cash, executed its convertible note in the principal amount of $25,000 ("Note"), together with a Convertible Note Purchase Agreement. Pursuant to the terms of the Note and the Convertible Note Purchase Agreement, the Note may, at the option of the Holder, be converted into fully-paid and non-assessable shares of the Company's $.0005 par value Common Stock, at a conversion price of $.375 per share. Exercise of the Options and Warrants and/or Conversion of the Note can be expected to have an adverse effect on the trading price and market for the Common Stock. The holders of the Options, Warrants and/or Note are likely to exercise their options and warrants and convert the Note at a time when the market price of the shares of Common Stock exceeds the exercise price of the Options and Warrants and the conversion ratio of the Note. Accordingly, the issuance of shares of Common Stock upon exercise of the Options and/or Warrants and conversion of the Note may result in a dilution of the equity represented by the then outstanding shares of Common Stock held by other shareholders.
Further, holders of the options, warrants and/or Note can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms which are more favorable to the Company then the exercise terms provided by such options and warrants and/or the conversion value of the Note. (See "DESCRIPTION OF SECURITIES").

     6. FUTURE SALES OF ADDITIONAL SHARES. The Company's Board of Directors has the authority to issue additional shares of Common and Preferred Stock and to issue options and warrants to purchase shares of the Company's Common and Preferred Stock without shareholder approval. Future issuance of Common and/or Preferred Stock could be at values substantially below the Offering Price in this Offering and therefore could represent substantial dilution to investors in this Offering. Additionally, the Board of Directors has been granted the authority to fix and determine the relative rights and preferences of preferred shares. As a result, the Board of Directors could authorize the issuance of a series of preferred stock which would grant to holders preferred rights to the assets of the Company upon liquidation, the right to receive dividend coupons before dividends would be declared to common stockholders, and the right to the redemption of such shares, together with a premium, prior to the redemption of common stock. Common stockholders have no redemption rights. In addition, the Board could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further shareholder approval. (See "DESCRIPTION OF SECURITIES").

     7. RETENTION OF CONTROL. The Company's Articles of Incorporation do not provide for cumulative voting in the election of Directors. Additionally, of the Company's present shareholders, two (2), the Company's President and his wife, own approximately SIXTY-NINE percent (69%) of the outstanding common stock of the Company. Thus, these two (2) shareholders are in a position to totally influence the election of the Board of Directors of the Company who, in turn, appoint all of the Company's officers.

     8. NEED FOR CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATIONS. Holders of shares of Common Stock will have the right to sell those shares only if there is a current and effective Registration Statement and Prospectus covering the shares of Common Stock, and only if the shares are qualified for sale under the securities laws of the applicable state or states in which they are offered for sale. While the Company has undertaken to do so and plans to do so, there can be no assurance that a current Registration Statement and Prospectus will be in effect when a sale of shares of Common Stock is contemplated or attempted. Although the Company will seek to qualify for sale the shares of Common Stock in those states in which the securities are to be offered, no assurance can be given that such qualification will occur. The Common Stock may be deprived of a significant portion of its value if a Prospectus covering the shares is not kept effective and current, or if such shares are not, or cannot be, registered in the applicable states. (See "DESCRIPTION OF SECURITIES.")

                                   THE COMPANY

     The Company is comprised of two wholly-owned subsidiaries, Applied Research of Maryland, Inc. ("ARM") and ARSoftware Corporation ("ARS"), and a majority-owned subsidiary, ARInternet Corporation ("ARI").

     ARM is a high technology company specializing in technical support services and design and fabrication of space-born instrumentation. ARM consists of three
(3) unincorporated divisions: Technical Services Division, Instruments Division, and ARInstruments Division. ARM, through its divisions, provides scientific software design and development, mathematical analysis, laboratory experiment design and implementation, and scientific data analysis to support research programs in the earth and space sciences, optics, electronics, and chemistry. The majority of these services are performed pursuant to government contracts, and are performed on-site at government installations. ARM also designs and fabricates specialized hardware used to complete space-born scientific observations. The emphasis in this area is on development and manufacture of ultra-violet to near-infrared imaging and spectrographic instruments.

     ARS was formed in April 1992 to diversify the Company's business by developing niche markets in the computer software industry. The objective of ARS is to develop and distribute scientific and technical software to academic, commercial and governmental entities. ARS is currently reselling existing products under licensing arrangements, while developing state-of-the-art proprietary software products.

     ARI, a Maryland corporation, was formed and organized in November, 1994, and has positioned itself to become the place to go on the Internet for information useful to those in search of scientific knowledge. Specifically, ARI provides a reliable, high-speed, full-service link to the Internet, utilizing state-of-the-art networking hardware and software with built-in capacity for expansion and improvement. ARI currently hosts, maintains, and provides gateways to numerous free and commercial scientific databases, refers subscribers to on-line research and document delivery services, and offers a variety of server capabilities to facilitate information exchange. ARI offers all the "standard" connection options, such as e-mail, telnet, ftp, WWW, gopher, finger, and so forth, which most people have come to expect as the basic services of a dial-up account. However, in contrast to a cheaper, "no-frills" basic account, ARI also offers good customer support in the form of a user-friendly, menu-driven, interface, excellent on-line and phone-in help, access to public ftp, gopher, and WWW servers, electronic conferencing and publishing services, Internet training, and a myriad of research services.

     Unless otherwise indicated, the Company and its subsidiaries will, hereinafter, collectively be referred to as the "Company". The principal offices of the Company are located at 8201 Corporate Drive, Suite 1120, Landover, Maryland 20785. The Company's telephone number at that location is
(301) 459-8442.

                WILLIAM C. HAYDE 1995 CONSULTATION AGREEMENT AND
              MARKET VISIBILITY, INC. 1995 CONSULTATION AGREEMENT

CONSULTATION AGREEMENTS

     On August 2, 1995, the Company and William C. Hayde executed and entered into the William C. Hayde 1995 Consultation Agreement (the "Hayde Agreement"). Effective August 8, 1995, the Company also executed and entered into the Market Visibility, Inc. 1995 Consultation Agreement (the "MVI Agreement"). Under the terms of the Hayde and MVI Agreements, the Consultants have agreed to consult with and advise the Company on business-related matters and in connection therewith have agreed to: (i) attend meetings of the Company's Board of Directors or Executive Committee(s) when requested by the Company; (ii) attend meetings and, at the request of the Company, review, analyze and report on proposed business opportunities; (iii) consult with the Company concerning on-going strategic corporate planning and long-term investment policies, including any revision of the Company's business plan; and (iv) consult with and advise the Company with regard to potential mergers and acquisitions whether the Company be the acquiring company or the target of the acquisition.
Additionally, MVI has agreed, for and on behalf of the Company, to develop, run and maintain an Internet home page. Such advice, assistance and consultation is to be provided by the Consultants to the Company in such form, manner and place as the Company reasonably requests and is agreed to by the Consultants. The initial terms of the Hayde and MVI Agreements terminate, unless extended or renewed at the sole option of the Company, on March 31, 1996. The foregoing notwithstanding, the Company has the sole and exclusive option to terminate both the Hayde and MVI Agreements, or either of them, effective the last day of any month, for any reason, or no reason at all, upon written notice to the Consultant, delivered on or before the close of business on the effective date of termination.

     In consideration for providing such services and consulting functions pursuant to the Hayde and MVI Agreements, the Company has agreed to issue to Hayde and MVI, as consulting fees, an aggregate of 400,000 shares each, or a total of 800,000 shares of the Company's Common Stock (the "Company Stock"), which shares shall be held in escrow, subject to vesting in the Consultants as more fully described below. (See "VESTING PROVISIONS").

VESTING PROVISIONS

     The Company Stock will vest in the Consultants in accordance with the following schedule provided the Company has not, prior to vesting, terminated one or both of the Agreements. In the event the Company elects to terminate either or both of the Agreements, those shares of Common Stock which, on the effective date of termination have NOT vested in the Consultant operating under the terminated Agreement, shall be returned to the Company.

          Date Shares Vest                   No. of Shares Vesting
          in each Consultant                 in each Consultant
          ------------------                 ---------------------

          August 1, 1995                          50,000
          September 1, 1995                       50,000
          October 1, 1995                         50,000
          November 1, 1995                        50,000
          December 1, 1995                        50,000
          January 1, 1996                         50,000
          February 1, 1996                        50,000
          March 1, 1996                           50,000

FEDERAL INCOME TAX EFFECTS

     The Consultants are required to pay all applicable taxes which are assessed against them as a result of their receipt of compensation under the Consultation Agreements, and the Company is not withholding any such taxes from the compensation paid to either Consultant. The Consultants have agreed to indemnify and hold harmless the Company, together with its officers and directors, with respect to any such taxes or other assessments which may be due and payable as a result of the payment or receipt of compensation under the Consultation Agreements.

RESTRICTIONS UNDER SECURITIES LAWS

     The sale of any shares of Common Stock must be made in compliance with federal and state securities laws. Officers, directors and ten percent (10%) or greater stockholders of the Company, as well as certain other persons or parties who may be deemed to be "affiliates" of the Company under the Federal Securities Laws, should be aware that resales by affiliates can only be made pursuant to an effective Registration Statement, Rule 144 or any other applicable exemption. Officers, directors and ten percent (10%) and greater stockholders are also subject to the "short swing" profit rule of Section 16(b) of the Exchange Act of 1934. Section 16(b) of the Exchange Act generally provides that any profit realized by an officer, director or beneficial owner of ten percent (10%) or more of the Company's equity securities from any purchase and sale, or any sale and purchase of any equity security of the Company within any period less than six (6) months shall inure to and be recoverable by the Company.

                              PLAN OF DISTRIBUTION

     Effective August 2, 1995, the Company executed and entered into the William
C. Hayde 1995 Consultation Agreement pursuant to which the Company issued to Hayde, as a consulting fee, an aggregate of 400,000 shares of the Company's $.0005 par value Common Stock, which shares are currently being held in escrow, subject to vesting in Hayde (See "WILLIAM C. HAYDE 1995 CONSULTATION AGREEMENT and MARKET VISIBILITY, INC. 1995 CONSULTATION AGREEMENT"). Inasmuch as the Hayde was knowledgeable, sophisticated and/or had access to comprehensive information relevant to the Registrant, the foregoing transaction was undertaken in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. As a condition precedent to such grant, Hayde was required to express an investment intent and consent to the imprinting of a restrictive legend on each Stock Certificate received from the Registrant.

     Effective August 8, 1995, the Company executed and entered into the Market Visibility, Inc. 1995 Consultation Agreement pursuant to which the Company issued to MVI, as a consulting fee, an aggregate of 400,000 shares of the Company's $.0005 par value Common Stock, which shares are currently being held in escrow, subject to vesting in MVI (See "WILLIAM C. HAYDE 1995 CONSULTATION AGREEMENT and MARKET VISIBILITY, INC. 1995 CONSULTATION AGREEMENT"). Inasmuch as MVI was knowledgeable, sophisticated and/or had access to comprehensive information relevant to the Registrant, the foregoing transaction was undertaken in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. As a condition precedent to such grant, MVI was required to express an investment intent and consent to the imprinting of a restrictive legend on each Stock Certificate received from the Registrant.

     This Prospectus covers the re-offer by the Consultants of the shares of Common Stock issued pursuant to the terms of the Hayde Agreement and the MVI Agreement. The Company has been advised by the Consultants that they may hold some of the shares of Common Stock which they own for investment purposes. However, the Consultants have not determined how many shares they will hold for investment and how many shares they will sell. The Consultants may distribute or resell the shares offered hereby to the public on the OTC Market at prices and on terms prevailing on the date of sale or in negotiated transactions or otherwise. The Consultants have advised the Company that sales to certain dealers may be made at a discount, not in excess of ten percent of the offering price of the shares. The Consultants also may pay customary brokerage commissions on sales. The Consultants and any brokers or dealers through whom sales of the Common Stock are made may be deemed "underwriters" within the meaning of the Securities Act, and any profits realized on the sale may be deemed underwriting compensation. The Consultants have undertaken to the Company to comply with Rule 10b-6 under the Securities Exchange Act of 1934, as amended, in connection with any distribution of the Company's securities.

     The shares of Common Stock are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

     The Company has agreed to indemnify the Consultants against certain liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

     The Company has agreed to pay all expenses incurred in connection with the registration of the shares offered hereby. The Consultants shall be exclusively liable to pay any and all commissions, discounts and other payments to broker-dealers incurred in connection with their sale of the Shares.

                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of shares by the Consultants. Additionally, pursuant to an agreement between the Company and the Consultants, the cost of registering the shares offered hereby, estimated to be $5,000, is being paid by the Company. The Consultants will, however, pay the other costs related to the sale of their shares, including discounts, commissions and transfer fees.

                             SELLING SECURITYHOLDERS

     The following table sets forth certain information regarding the Common Stock held by each of the Selling Securityholders as of September 6, 1995. To the knowledge of the Company, none of the Selling Securityholders has had a material relationship with the Company within the past three years, other than as a result of the ownership of the shares, except as is expressly noted. The following information has been furnished to the Company by the person named:

                                   Beneficial Ownership               Beneficial Ownership
                                     Prior to Offering      Shares       After Offering
Name                                 Shares        %      To Be Sold   Shares         %
----                               --------------------   ----------  --------------------

William C. Hayde(1)                400,000(2)     5.9%      400,000     -0-          -0-
14 Fourth Street
Farmingville, New York  11738

Market Visibility, Inc.(3)         400,000(4)     5.9%      400,000     -0-          -0-
605 Third Avenue
New York, New York  10158
-------------------------

(1)  Effective August 2, 1995, the Company executed and entered into the William
     C. Hayde 1995 Consultation Agreement pursuant to which Mr. Hayde agreed to perform consulting services for and on behalf of the Company for an initial term expiring on March 31, 1996, unless extended or renewed at the sole option of the Company (See "WILLIAM C. HAYDE 1995 CONSULTATION AGREEMENT and MARKET VISIBILITY, INC. 1995 CONSULTATION AGREEMENT").

(2) Represents shares of the Company's $.0005 par value Common Stock issued to Hayde pursuant to the terms of the Hayde Agreement, which shares are currently being held in escrow, subject to vesting in Hayde (See "WILLIAM
     C. HAYDE 1995 CONSULTATION AGREEMENT and MARKET VISIBILITY, INC. 1995 CONSULTATION AGREEMENT").

(3) Effective August 8, 1995, the Company executed and entered into the Market Visibility, Inc. 1995 Consultation Agreement pursuant to which MVI agreed to perform consulting services for and on behalf of the Company for an initial term expiring on March 31, 1996, unless extended or renewed at the sole option of the Company (See "WILLIAM C. HAYDE 1995 CONSULTATION AGREEMENT and MARKET VISIBILITY, INC. 1995 CONSULTATION AGREEMENT").

(4) Represents shares of the Company's $.0005 par value Common Stock issued to MVI pursuant to the terms of the MVI Agreement, which shares are currently being held in escrow, subject to vesting in MVI (See "WILLIAM C. HAYDE 1995 CONSULTATION AGREEMENT and MARKET VISIBILITY, INC. 1995 CONSULTATION AGREEMENT").

     The Selling Securityholders have advised the Company that they may sell such shares from time to time at prices related to the then current market prices prevailing. In selling the shares offered hereby, a Selling Securityholder may be deemed an "Underwriter" under the Securities Act of 1933, as amended. Sales may be made by the Selling Securityholders to or through brokers or dealers who may also be deemed to be Underwriters. Any commissions or profits realized on resales by such brokers or dealers also may be deemed to be underwriting compensation under the 1933 Act.

     The costs of registering the shares being offered by the Selling Securityholders are being paid by the Company.

                            DESCRIPTION OF SECURITIES

     The authorized capital stock of the Company consists of sixty million (60,000,000) shares of $.0005 par value Common Stock, and forty million (40,000,000) of $.10 par value Preferred Stock. As of September 6, 1995, 6,744,416 shares of Common Stock were issued and outstanding, and no shares of Preferred Stock were issued and outstanding.

COMMON STOCK

     The authorized Common Stock of the Company consists of sixty million (60,000,000) shares of $.0005 par value Common Stock. All shares have equal voting rights and are not assessable. The Articles of Incorporation of the Company prohibit cumulative voting. Upon liquidation, dissolution or winding up of the Company, the assets of the Company, after satisfaction of all liabilities and all liquidation preferences, if any, granted to holders of the Preferred Shares of the Company, will be distributed pro rata to the holders of Common Stock. The holders of the Common Stock do not have preemptive rights to subscribe for any securities of the Company and have no right to require the Company to redeem or purchase their shares. The issued and outstanding shares of Common Stock are validly issued, fully paid and non-assessable.

     Holders of Common Stock are entitled to dividends when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor. The Company has not paid any cash dividends on its Common Stock, and it is unlikely that any such dividends will be declared in the foreseeable future.

PREFERRED STOCK

     The Articles of Incorporation of the Company authorize the issuance of a maximum of forty million (40,000,000) shares of Preferred Stock. The Articles of Incorporation vest the Board of Directors of the Company with authority to divide the class of Preferred Shares into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Colorado and the Articles of Incorporation in respect of, among other things, (a) the number of Preferred Shares to constitute such series and the distinctive designations thereof, (b) the rate and preference of dividends, if any, the time of payment of dividends, whether dividends are cumulative and the date from which any dividends shall accrue, (c) whether Preferred Shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption, (d) the liquidation preferences payable on Preferred Shares in the event of involuntary or voluntary liquidation, (e) sinking fund or other provisions, if any, for redemption or purchase of Preferred Shares, (f) the terms and conditions by which Preferred Shares may be converted, if the Preferred Shares of any series are issued with the privilege of conversion, and (g) voting rights, if any.

WARRANTS

     ANAND WARRANTS

     The Company has granted and issued to its President Common Stock Purchase Warrants exercisable to purchase 184,000 shares of Common Stock at an exercise price of $.75 per share (the "Anand Warrants"). A portion of the Anand Warrants have been assigned to third parties. The Company has authorized and reserved for issuance the Common shares issuable upon exercise of the Anand Warrants. Each Anand Warrant is exercisable until November 12, 1996.

     In the event the outstanding Anand Warrants are not exercised by their expiration date, all unexercised Anand Warrants will, thereafter, become void and be of no further force or effect.

     Owners of the Anand Warrants may, in their sole discretion, trade the Warrants if a market for such Warrants develops and if an exemption from federal and state registration requirements can be established, of which there can be no assurance. There is no assurance market conditions will exist at any time during the exercise periods such that trading the Warrants will be practicable. On expiration of the Warrants following the exercise period referred to above, it is anticipated that any market which might have existed for the Anand Warrants will terminate.

     If the Company has not qualified its Common Stock underlying such Warrants for sale in particular states, holders of the Anand Warrants in those states will have no choice but to either sell such Warrants or let them expire.

     The Anand Warrants do not contain the usual anti-dilution provisions so as to avoid dilution of the equity interest represented by the underlying Common Stock upon the occurrence of certain events such as share dividends or splits. Moreover, no anti-dilution provisions will apply in the event a merger or acquisition is undertaken by the Company. In the event that the Company adopts a resolution to merge, consolidate or sell percentages in all of its assets, prior to the expiration of the Anand Warrants, each Warrantholder upon the exercise of his/her Warrants would be entitled to receive the same treatment as a holder of any share of Common Stock. In the event the Company adopts the resolution for the liquidation, dissolution or winding up of the Company's business, the Company will give written notice of the adoption of such resolution to the registered holders of the Anand Warrants. Thereupon, all liquidation and dissolution rights under the Anand Warrants will terminate at the end of thirty (30) days from the date of the notice to the extent not exercised within those thirty (30) days. Holders of the Warrants will have no voting, preemptive, liquidation or other rights of a shareholder, and no dividends will be declared on the Warrants.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock of the Company is American Securities Transfer, Inc., Denver, Colorado.

CONVERTIBLE NOTE

     During January, 1994, the Company, in consideration of $25,000 in cash, issued its convertible note in the principal amount of $25,000 (the "Note"), together with a Convertible Note Purchase Agreement. Pursuant to the terms of the Note and the Convertible Note Purchase Agreement, the Note may, at the option of the Holder, be converted into fully-paid and non-assessable shares of the Company's $.0005 par value Common Stock at any time after ninety (90) days from the date of the Note. The price per share at which the Note may be converted into Common Stock is $.375 per share (the "Conversion Value").

     If the Common Stock issuable upon conversion of the Note is changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise, or in the event of a transfer of all, or substantially all of the Company's properties and assets to any other person, then and in such event, the Holder of the Note shall have the right thereafter to convert such Note into the kind of stock or other securities and property receivable upon such reorganization, reclassification or other change for the applicable conversion value applied to such stock, other securities or property received.

     Upon the reorganization, consolidation or merger of the Company, the Note shall continue in full force and effect until conversion by the Holder thereof, and the terms of the Convertible Note Purchase Agreement are applicable to the shares of stock and other securities and property receivable on the conversion of any Note after the consummation of such reorganization, consolidation, merger or any similar event, and shall be binding upon the issuer of any such stock or other securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, whether or not such person shall have expressly assumed the terms of the Note.

     Pursuant to the terms of the Convertible Note Purchase Agreement, the Company is prohibited from amending its Certificate of Incorporation; or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, from avoiding or seeking to avoid the observance or performance of any of the terms of the Note. The holder of the Note will have no voting, pre-emptive, liquidation or other rights of a shareholder, and no dividends will be declared on the Note.

REPORTS TO STOCKHOLDERS

     The Company intends to furnish annual reports to shareholders which will include certified financial statements reported on by its certified public accountants. In addition, the Company may issue unaudited quarterly or other interim reports to shareholders as it deems appropriate. The Company will comply with the periodic reporting requirements imposed by the Securities Exchange Act of 1934.

                                  LEGAL MATTERS

     Legal matters in connection with the securities being offered hereby will be passed upon for the Company by Neuman & Cobb, Temple-Bowron House, 1507 Pine Street, Boulder, Colorado 80302.

                                     EXPERTS

     The consolidated financial statements and schedules of Applied Research Corporation as of May 31, 1995, and for each of the years in the two-year period ended May 31, 1995, incorporated by reference herein and elsewhere in the registration statement, have been incorporated by reference herein and in the registration statement in reliance on the report of Friedman & Fuller, P.C., independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The report of Friedman & Fuller, P.C. covering the 1995 consolidated financial statements and schedules contains an explanatory paragraph that states that the Company's net capital deficiency and working capital deficiency, as well as certain delinquent obligations, raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements and financial statement schedules do not include any adjustments that might result from the outcome of that uncertainty.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

     The documents listed in (a) through (c) below are incorporated by reference in the Registration Statement. All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.

     (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended May 31, 1995;

     (b) All other reports filed pursuant to Section 13 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant's document referred to in (a) above; and

     (c) The Registrant's Registration Statement on Form S-18, as amended, SEC File No. 33-11943-LA, as filed with the Securities and Exchange Commission on June 21, 1989.

ITEM 4.   DESCRIPTION OF SECURITIES.

     The class of securities to be offered hereby is registered under Section 12 of the Securities Exchange Act of 1934, as amended. A description of the Registrant's securities is set forth in the Prospectus incorporated as a part of this Registration Statement.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

               None

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

     Sections 7-109-101 through 7-109-110 of the Colorado Corporation Code provide as follows:



     7-109-101.  DEFINITIONS.  As used in this article:

     (1) "Corporation" includes any domestic or foreign entity that is a predecessor of a corporation by reason of a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

     (2) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan. A director is considered to be serving an employee benefit plan at the corporation's request if his or her duties to the corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

     (3)  "Expenses" includes counsel fees.

     (4) "Liability" means the obligation incurred with respect to a proceeding to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses.

     (5) "Official capacity" means, when used with respect to a director, the office of director in a corporation and, when used with respect to a person other than a director as contemplated in section 7-109-107, the office in a corporation held by the officer or the employment, fiduciary, or agency relationship undertaken by the employee, fiduciary, or agent on behalf of the corporation. "Official capacity" does not include service for any other domestic or foreign corporation or other person or employee benefit plan.

     (6) "Party" includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

     (7) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

     7-109-102.  AUTHORITY TO INDEMNIFY DIRECTORS.

     (1) Except as provided in subsection (4) of this section, a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if:

       (a)  The person conducted himself or herself in good faith; and

       (b)  The person reasonable believed:

         (I) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

         (II) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

       (c) In the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

     (2) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (II) of paragraph (b) of subsection (1) of this section. A director's conduct with respect to an employee benefit plan for a purpose that the director did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall be deemed not to satisfy the requirements of paragraph (a) of subsection (1) of this section.

     (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

     (4)  A corporation may not indemnify a director under this section:

       (a) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

       (b) In connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

     (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

     7-109-103. MANDATORY INDEMNIFICATION OF DIRECTORS. Unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

     7-109-104.  ADVANCE OF EXPENSES TO DIRECTORS.

     (1) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

       (a) The director furnishes to the corporation a written affirmation of the director's good faith belief that he or she has met the standard of conduct described in section 7-109-102;

       (b) The director furnishes to the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and

       (c) A determination is made that the facts then known to those making the determination would not preclude indemnification under this article.

     (2) The undertaking required by paragraph (b) of subsection (1) of this section shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

     (3) Determinations and authorizations of payments under this section shall be made in the manner specified in section 7-109-106.

     7-109-105.  COURT-ORDERED INDEMNIFICATION OF DIRECTORS.

     (1) Unless otherwise provided in the articles of incorporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

       (a) If it determines that the director is entitled to mandatory indemnification under section 7-109-103, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification.

       (b) If it determines that the director is fairly and reasonable entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in section 7-109-102 (1) or was adjudged liable in the circumstances described in section 7-109-102 (4), the court may order such indemnification as the court deems proper; except that the indemnification with respect to any proceeding in which liability shall have been adjudged in the circumstances described in section 7-109-102 (4) is limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

     7-109-106.  DETERMINATION AND AUTHORIZATION OF INDEMNIFICATION OF
     DIRECTORS.

     (1) A corporation may not indemnify a director under section 7-109-102 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 7-109-102. A corporation shall not advance expenses to a director under section 7-109-104 unless authorized in the specific case after the written affirmation and undertaking required by section 7-109-104 (1) (a) and (1) (b) are received and the determination required by section 7-109-104 (1) (c) has been made.

     (2) The determinations required by subsection (1) of this section shall be made:

       (a) By the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or

       (b) If a quorum cannot be obtained, by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding; except that directors who are parties to the proceeding may participate in the designation of directors for the committee.

     (3) If a quorum cannot be obtained as contemplated in paragraph (a) of subsection (2) of this section, and a committee cannot be established under paragraph (b) of subsection (2) of this section, or, even if a quorum is obtained or a committee is designated, if a majority of the directors constituting such quorum or such committee so directs, the determination required to be made by subsection
     (1) of this section shall be made:

       (a) By independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in paragraph (a) or
     (b) of subsection (2) of this section or, if a quorum of the full board cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors; or

       (b)  By the shareholders.

     (4) Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible; except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body that selected such counsel.

     7-109-107.  INDEMNIFICATION OF OFFICERS, EMPLOYEES, FIDUCIARIES, AND
     AGENTS.

     (1)  Unless otherwise provided in the articles of incorporation:

       (a)  An officer is entitled to mandatory indemnification under section 7-109-103, and is entitled to apply for court-ordered indemnification under section 7-109-105, in each case to the same extent as a director;

       (b) A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

       (c) A corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

     7-109-108. INSURANCE. A corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify the person against the same liability under section 7-109-102, 7-109-103, or 7-109-107. Any such insurance may be procured from any insurance company designated by the board of directors, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the corporation has an equity or any other interest through stock ownership or otherwise.

     7-109-109.  LIMITATION OF INDEMNIFICATION OF DIRECTORS.

     (1) A provision treating a corporation's indemnification of, or advance of expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract, except an insurance policy, or otherwise, is valid only to the extent the provision is not inconsistent with sections 7-109-101 to 7-109-108. If the article of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

     (2) Sections 7-109-101 to 7-109-108 do not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent in the proceeding.

     7-109-110. NOTICE TO SHAREHOLDER OF INDEMNIFICATION OF DIRECTOR. If a corporation indemnifies or advances expenses to a director under this article in connection with a proceeding by or in the right of the corporation, the corporation shall give written notice of the indemnification or advance to the shareholders with or before the notice of the next shareholders' meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action.

                                  *     *     *


     Article XI of the Amended and Restated Articles of Incorporation of the Company provides, in pertinent part:

     (1) A Director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent that such an exemption from liability or limitation thereof is not permitted under the General Corporation Laws of the State of Colorado as the same exists or may hereafter be amended.

     Article VIII of the Amended and Restated Articles of Incorporation of the Company provides:

          The Corporation may and shall indemnify each Director, Officer and any employee or agent of the Corporation, his heir, executors and administrators, against any and all expenses and liability reasonably incurred by him in connection with any action, suit or proceeding to which he may be a party by reason of his being or having been a Director, Officer, employee or agent of the Corporation to the full extent required or permitted by the Colorado Corporation Code, as amended.


     Article XII of Registrant's Articles of Incorporation provides, in part:

          To the maximum extent permitted by law or by public policy, directors of this Corporation are to have no personal liability for monetary damages for breach of fiduciary duty as a director."

          The Registration Rights between the Company and the Selling Securityholder provides that the Selling Securityholder will indemnify and hold harmless the Company, the directors of the Company, each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), against any and all losses, claims, demands, liabilities and expenses (including reasonable legal or other expenses) to which it may become subject, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any Blue Sky Application, or the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, resulting from the use of written information furnished to the Company by the Selling Securityholder for use in the preparation of the Registration Statement, or in any Blue Sky Application.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

     At the present time, 400,000 shares of the Registrant's Common Stock have been granted pursuant to the terms of the Hayde Agreement and 400,000 shares of the Registrant's Common Stock have been granted pursuant to the terms of the MVI Agreement. Inasmuch as the Consultants who received the Common Stock were knowledgeable, sophisticated and/or had access to comprehensive information relevant to the Registrant, such transactions were undertaken in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. As a condition precedent to such grant, the Consultants were required to express an investment intent and consent to the imprinting of a restrictive legend on each Stock Certificate received from the Registrant.

ITEM 8.   EXHIBITS.

Exhibit   Description
-------   -----------

4.1       William C. Hayde 1995 Consultation Agreement;

4.2       Marketing Visibility, Inc. 1995 Consultation Agreement;

5.0 Opinion of Neuman & Cobb regarding the legality of the securities being registered;

24.1 Consent of Neuman & Cobb included in the opinion filed as Exhibit 5 hereto;

24.2      Consent of Friedman & Fuller, Certified Public Accountants.


ITEM 9.   UNDERTAKINGS.

1.   The undersigned Registrant hereby undertakes:

     (a) To file, during any period in which offerings or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (b) That, for the purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. The undersigned Registrant hereby undertakes to deliver, or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to Securityholders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

4. Insofar as indemnification for liabilities arising under the Act may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Landover, State of Maryland on the 20th of September, 1995.

                                             APPLIED RESEARCH CORPORATION



                                             By: /s/ Dr. S.P.S. Anand
                                                -------------------------------
                                                  Dr. S.P.S. Anand, President


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities with Applied Research Corporation and on the dates indicated.


SIGNATURE                               POSITION                 DATE
---------                               --------                 ----


/s/ Dr. S.P.S. Anand               Chairman of the Board,    September 20, 1995
-----------------------------      President and Chief
Dr. S.P.S. Anand                   Executive Officer


/s/ Manjit K. Anand                Treasurer, Director       September 20, 1995
-----------------------------
Manjit K. Anand


/s/ Dennis H. O'Brien              Director, Secretary       September 20, 1995
-----------------------------      Vice-President &
Dennis H. O'Brien                  Chief Financial Officer


/s/ Dr. Andrew S. Endal            Senior Vice-President     September 20, 1995
-----------------------------
Dr. Andrew S. Endal

                                    EXHIBITS


Exhibit   Description
-------   -----------

4.1       William C. Hayde 1995 Consultation Agreement;

4.2       Marketing Visibility, Inc. 1995 Consultation Agreement;

5.0 Opinion of Neuman & Cobb regarding the legality of the securities being registered;

24.1 Consent of Neuman & Cobb included in the opinion filed as Exhibit 5 hereto;

24.2      Consent of Friedman & Fuller, Certified Public Accountants.